PRESS RELEASE                                                   Source: NutraCea

NUTRACEA ENTERS INTO STRATEGIC RELATIONSHIP WITH W. F. YOUNG, INC.

Monday April 18, 8:00 am ET

- AGREEMENT EXPECTED TO GENERATE IN EXCESS OF $6 MILLION IN NEW SALES OVER NEXT TWO YEARS

EL DORADO HILLS, Calif., April 18 /PRNewswire-FirstCall/ -- NutraCea(R) (OTC Bulletin Board: NTRZ - News) announced today that its largest customer, W. F.
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Young, Inc., has made a strategic investment in NutraCea which will result in
NutraCea obtaining the exclusive manufacturing rights for existing and new Stabilized Rice Bran Products. In return, W. F. Young has been granted the exclusive rights to market specific products along with the associated intellectual properties created by NutraCea for specific sectors of the animal markets.

According to the Company, the agreement is anticipated to result in sales in excess of $6 million over the next two years with the launch of several new specialty equine products developed exclusively for W. F. Young.

"This agreement reflects a new level of commitment and investment in the future of our Company by W. F. Young and enables NutraCea to be able to provide our strategic partner with cutting edge proprietary stabilized rice bran products along with the associated patents for use in the equine market, where W. F. Young is an industry leader," said Patricia McPeak, CEO of NutraCea.

The terms of the agreement will allow W. F. Young the exclusive rights to market all of NutraCea's equine products utilizing the Flex + Technology, which is covered by a pending patent utilizing certain anti-inflammatory technologies and formulations. NutraCea in turn will become the exclusive manufacturer of these products as well as new products which are being co-developed under the new agreement.

"We anticipate the broadening of our relationship with NutraCea, which has been very successful for us over the last four years, and look at this as an opportune moment to further build on and leverage our strong distribution into the equine marketplace utilizing NutraCea's impeccable track record in product formulation, manufacturing and intellectual property," said Tyler Young, CEO of
W. F. Young Inc.

About W. F. Young, Inc.

Founded in 1892, W. F. Young, Inc. Inc. is a 113-year-old family-owned company. They are a leading developer and marketer of health, beauty and grooming products for the equine industry and external analgesics for the human healthcare market sold under the brand name of Absorbine Jr.

About NutraCea(R)

NutraCea is a leader in stabilized rice bran nutrient research and dietary supplement development. The Company has developed intellectual property to create a range of proprietary product formulations, delivery systems and whole food nutrition products. NutraCea's proprietary technology enables the creation of food and nutrition products from rice bran, normally a waste by- product of standard rice processing. In addition to its whole foods products, NutraCea develops families of health-promoting "nutraceuticals," including natural arthritic relief and cholesterol-lowering products, and all-natural "cosmeceutical" beauty aids. NutraCea has recently announced entering into a definitive agreement to merge with the RiceX Corporation (RICX:BB). More information can be found in the company's filings with the SEC. and you can visit the NutraCea web site http://www.NutraCea.com .
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This release contains statements that are forward looking. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company's filings with the Securities and Exchange Commission, including the company's most recent periodic report.

Public Relations Contact:
Margie Adelman
Senior V.P. NutraCea
1-916-933-7000 Ext. 646


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Source:  NutraCea


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